Exhibit 99.1

Unaudited Condensed Consolidated Financial Statements as of October 31, 2021 and for the

Nine Months Ended October 31, 2021 and 2020

Page(s)
Condensed Consolidated Balance Sheets as of October 31, 2021 and January 31, 2021	2

Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended October 31, 2021 and 2020	3

Condensed Consolidated Statements of Stockholders’ Equity for the nine months ended October 31, 2021 and 2020	4

Condensed Consolidated Statements of Cash Flows for the nine months ended October 31, 2021 and 2020	5

Notes to Unaudited Condensed Consolidated Financial Statements	6-31

Planet Labs Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and par value amounts)	October 31, 2021	January 31, 2021
Assets
Current assets
Cash and cash equivalents	$58,989	$71,183
Accounts receivable, net	15,177	47,110
Prepaid expenses and other current assets	19,068	7,134

Total current assets	93,234	125,427
Property and equipment, net	138,011	159,855
Capitalized internal-use software, net	10,473	11,994
Goodwill	88,393	88,393
Intangible assets, net	4,832	5,673
Restricted cash, non-current	5,749	4,982
Other non-current assets	8,977	2,984

Total assets	$349,669	$399,308

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,059	$1,446
Accrued and other current liabilities (1)	28,642	30,195
Deferred revenue (1)	47,013	57,570
Liability from early exercise of stock options	17,032	—
Convertible notes, at fair value (1)	109,953	8,244
Preferred stock warrant liability	14,047	11,359
Debt, net of discount	64,972	—

Total current liabilities	288,718	108,814
Debt, net of discount	—	62,644
Convertible notes, at fair value (1)	—	92,968
Deferred revenue (1)	7,976	15,122
Deferred hosting costs (1)	13,141	7,971
Deferred rent	1,354	2,991
Other non-current liabilities	1,287	1,287

Total liabilities	312,476	291,797
Commitments and contingencies (Note 6)

Stockholders’ equity
Convertible preferred stock, $0.00002 par value, 105,000,000 shares authorized, 85,682,990 shares issued and outstanding, $696,415 aggregate liquidation preference at October 31, 2021 and January 31, 2021 (1)	2	2
Common stock, $0.00002 par value, 155,000,000 and 15,000,000 Class A and Class B shares authorized, respectively; 17,625,967 and 14,876,627 Class A shares issued and outstanding at October 31, 2021 and January 31, 2021, respectively; 13,811,878 Class B shares issued and outstanding at October 31, 2021 and January 31, 2021	1	1
Additional paid-in capital	766,150	745,644
Accumulated other comprehensive income	2,104	1,769
Accumulated deficit	(731,064)	(639,905)

Total stockholders’ equity	37,193	107,511

Total liabilities and stockholders’ equity	$349,669	$399,308

(1)	Balance includes related-party transactions entered into with Google. See Note 10.

See accompanying notes to unaudited condensed consolidated financial statements.

Planet Labs Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Nine Months Ended October 31,
(in thousands, except share and per share amounts)	2021	2020
Revenue (1)	$94,063	$82,887
Cost of revenue (1)	59,757	64,558

Gross profit	34,306	18,329
Operating expenses
Research and development (1)	39,521	32,441
Sales and marketing	33,691	27,221
General and administrative	31,939	25,548

Total operating expenses	105,151	85,210

Loss from operations	(70,845)	(66,881)

Debt extinguishment gain	—	673
Interest expense	(7,750)	(6,835)

Change in fair value of convertible notes and warrant liabilities	(11,429)	(16,513)
Other income (expense), net	(313)	520

Total other expense, net	(19,492)	(22,155)

Loss before provision for income taxes	(90,337)	(89,036)
Provision for income taxes	822	569

Net loss	$(91,159)	$(89,605)

Other comprehensive loss
Foreign currency translation adjustment, net of tax	335	37

Comprehensive loss	$(90,824)	$(89,568)

Basic and diluted net loss per share attributable to common stockholders	$(3.01)	$(3.13)

Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	30,264,402	28,640,817

(1)	Balance includes related-party transactions entered into with Google. See Note 10.

See accompanying notes to unaudited condensed consolidated financial statements.

Planet Labs Inc.

Unaudited Condensed Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)	Convertible Preferred Stock				Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
			Common Stock
	Shares	Amount	Shares	Amount
Balances at January 31, 2021	85,682,990	$2	28,688,505	$1	$745,644	$1,769	$(639,905)	$107,511
Issuance of Class A common shares from the exercise of stock options	—	—	2,749,340	—	6,866	—	—	6,866
Vesting of restricted stock awards	—	—	—	—	896	—	—	896
Issuance of recourse note to employee	—	—	—	—	(389)	—	—	(389)
Stock-based compensation	—	—	—	—	13,133	—	—	13,133
Change in translation	—	—	—	—	—	335	—	335
Net loss	—	—	—	—	—	—	(91,159)	(91,159)

Balances at October 31, 2021	85,682,990	$2	31,437,845	$1	$766,150	$2,104	$(731,064)	$37,193

(in thousands, except share amounts)	Convertible Preferred Stock				Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
			Common Stock
	Shares	Amount	Shares	Amount
Balances at January 31, 2020	85,682,990	$2	27,597,805	$1	$728,943	$1,493	$(512,802)	$217,637
Issuance of common stock warrants	—	—	—	—	1,624	—	—	1,624
Issuance of Class A common shares from the exercise of stock options	—	—	906,450	—	438	—	—	438
Stock-based compensation	—	—	—		11,481	—	—	11,481
Change in translation	—	—	—	—		37	—	37
Net loss	—	—	—	—		—	(89,605)	(89,605)

Balances at October 31, 2020	85,682,990	$2	28,504,255	$1	$742,486	$1,488	$(602,407)	$141,612

See accompanying notes to unaudited condensed consolidated financial statements.

Planet Labs Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended October 31,
(in thousands)	2021	2020
Operating activities
Net loss	$(91,159)	$(89,605)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	33,865	46,300
Stock-based compensation, net of capitalized cost of $514 and $392, respectively	12,619	11,089
Provision for doubtful accounts	140	1,001
Change in fair value of convertible notes and warrant liabilities	11,429	16,513
Debt extinguishment gain	—	(673)
Deferred income taxes	406	121
Amortization of debt discount and issuance costs	2,328	1,966
Changes in operating assets and liabilities
Accounts receivable	32,336	(17,512)
Prepaid expenses and other assets	(12,860)	(1,321)
Accounts payable, accrued and other liabilities	2,061	(565)
Deferred revenue	(17,401)	(768)
Deferred hosting cost	6,759	6,802
Deferred rent	(1,539)	(1,444)

Net cash used in operating activities	(21,016)	(28,096)

Investing activities
Purchases of property and equipment	(6,051)	(20,845)
Capitalized internal-use software	(2,678)	(3,009)
Other	(454)	(422)

Net cash used in investing activities	(9,183)	(24,276)
Financing activities
Proceeds from the exercise of common stock options	6,866	438
Proceeds from the early exercise of common stock options	17,928	—
Payments of deferred offering costs	(5,281)	—
Proceeds from issuance of debt and common stock warrants, net of issuance costs	—	14,862
Principal payment of convertible notes	—	(2,586)
Proceeds from issuance of convertible notes and preferred stock warrant	—	71,125

Net cash provided by financing activities	19,513	83,839
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(807)	250

Net increase in cash, cash equivalents and restricted cash	(11,493)	31,717
Cash, cash equivalents and restricted cash at the beginning of the period	76,540	27,739

Cash, cash equivalents and restricted cash at the end of the period	$65,047	$59,456

Supplemental disclosure of cash flow information
Cash paid for interest	$5,422	$4,727
Cash paid for income taxes	$672	$447
Supplemental disclosure of noncash investing and financing activities
Accrued purchase of property and equipment	$444	$890
Deferred offering costs, accrued but not paid	$1,129	$—

See accompanying notes to unaudited condensed consolidated financial statements.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

1.	Organization

Planet Labs Inc. (including its subsidiaries or the “Company”) was incorporated in the state of Delaware on December 28, 2010. The Company was originally incorporated as Cosmogia Inc., and the name was subsequently changed to Planet Labs Inc. on June 24, 2013. The Company was founded to design, construct, and launch constellations of satellites with the intent of providing high cadence geospatial data delivered to customers via an online platform. During 2015 the Company acquired certain entities of the BlackBridge Corporation Group (“BlackBridge”). In April 2017, the Company completed the acquisition of Terra Bella Technologies Inc. (“Terra Bella”). The acquisition of BlackBridge provided the Company downstream knowledge and global reach, while the acquisition of Terra Bella added high-resolution imagery capabilities to the Company’s fleet. In March 2019, to accelerate the adoption of commercial geospatial information services, the Company completed its acquisition of Boundless Spatial, Inc. (“Boundless”) and subsequently changed the Boundless name to Planet Labs Federal, Inc. on March 11, 2019.

The Company is headquartered in San Francisco, California, with operations throughout the United States (“U.S.”), Canada, Asia and Europe. The Company has wholly-owned foreign subsidiaries in Canada, Germany, Luxembourg, Singapore and the Netherlands.

Business Combination

On July 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with dMY Technology Group, Inc. IV (“dMY IV”), a special purpose acquisition company (“SPAC”), and certain of its subsidiaries (the “Business Combination”). On December 7, 2021, the Company completed the Business Combination (the “Closing”), pursuant to which, via a series of mergers, the Company merged with and into dMY IV and dMY IV was renamed Planet Labs PBC.

Upon the Closing, all of the Company’s outstanding equity interests were converted into the right to receive equity interests in Planet Labs PBC. The Company’s outstanding shares of Class A Common Stock, Class B Common Stock and preferred stock were converted into shares of Planet Labs PBC at the exchange ratio of 1.53184. Upon the Closing, the Company received aggregate gross proceeds of $590.2 million, including $252.0 million in gross proceeds from a Private Investment in Public Equity (“PIPE”) financing which closed substantially simultaneously with the Business Combination. The Company paid approximately $54.4 million of transaction expenses upon closing of the Business Combination.

Immediately prior to the Closing, the outstanding principal, accrued interest and repayment fees of $67.1 million of the credit agreement with SVB and Hercules was repaid and the Venture Tranche B loans and the 2020 Convertible Notes converted into shares of the Company’s Class A Common Stock. In addition, immediately prior to the Closing, certain warrants for the purchase of Series D convertible preferred stock issued in connection with the 2020 Convertible Notes converted into shares of the Company’s Class A Common Stock. See Note 7 for further details of these financial instruments.

The Business Combination is expected to be accounted for as a reverse recapitalization; the Company will be considered the accounting predecessor and dMY IV will be treated as the acquired company for financial statement reporting purposes.

2.	Basis of Presentation and Principles of Consolidation

The unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

Certain notes or other information that are normally required by U.S. GAAP have been omitted if they substantially duplicate the disclosures contained in the Company’s annual audited consolidated financial statements. Accordingly, the unaudited condensed consolidated financial statements should be read in connection with the Company’s audited consolidated financial statements and related notes as of and for the two years ended January 31, 2021 and 2020. The accompanying interim condensed consolidated financial statements are unaudited; however, in the opinion of management they include all normal and recurring adjustments necessary for a fair presentation of the Company’s unaudited condensed consolidated financial statements for the periods presented. The results of operations for the nine months ended October 31, 2021 are not necessarily indicative of the results expected for the year ending January 31, 2022 or any other future period.

The unaudited condensed consolidated financial statements include the accounts of Planet Labs Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company’s fiscal year end is January 31.

Liquidity and Going Concern

Since its inception, the Company has incurred net losses and negative cash flows from operations. As of October 31, 2021, the Company had an accumulated deficit of $731.1 million. For the nine months ended October 31, 2021, the Company incurred a net loss before income tax of $90.3 million and had net cash outflows from operations of $21.0 million. The Company expects to incur additional operating losses and negative cash flows from operations in the future as it continues to expand its commercial operations and research and development programs. As of October 31, 2021 and January 31, 2021, the Company had $59.0 million and $71.2 million of cash and cash equivalents, respectively.

As further discussed in Note 7, as of October 31, 2021 and January 31, 2021, the Company had $77.1 million aggregate principal amount of convertible notes outstanding (the “2020 Convertible Notes” and “Tranche B”), of which approximately $71.1 million had a maturity date of June 22, 2022 and $6.0 million had no stated maturity date. In addition, as of October 31, 2021 and January 31, 2021, the Company had $67.0 million of principal and fees due to Silicon Valley Bank (“SVB”) and Hercules Capital Inc. (“Hercules”) with a maturity date of June 21, 2022 (the “SVB & Hercules Loan”). The SVB and Hercules Loan also contained a “springing maturity” provision, which accelerates the maturity date for repayment of the loan, including interest and fees to March 23, 2022, if the outstanding 2020 Convertible Notes did not convert into equity securities by such date.

These conditions raised substantial doubt about the Company’s ability to continue as a going concern. As a result of the proceeds received from the Business Combination and PIPE financing, and the conversion of the 2020 Convertible Notes (see Note 1), management expects the Company to have the ability to meet its obligations as they become due within one year after the date these financial statements were issued and has determined that substantial doubt about the Company’s ability to continue as a going concern no longer exists.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The significant estimates and assumptions that affect the Company’s unaudited condensed consolidated financial statements include, but are not limited to, the useful lives of property and equipment, capitalized internal-use software and intangible assets, allowance for doubtful accounts, estimates related to revenue recognition, including the assessment of performance obligations within a contract and the determination of standalone selling price (“SSP”) for each performance obligation, the fair value of common stock and other assumptions used to

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

measure stock-based compensation, the fair value of convertible notes and preferred stock warrants, the fair value of assets acquired, and liabilities assumed from business combinations, the impairment of long-lived assets and goodwill, the recognition, measurement and valuation of current and deferred income taxes and uncertain tax positions, and contingencies.

These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, due to the inherent uncertainties in making estimates, actual results could differ from those estimates and such differences may be material to the unaudited condensed consolidated financial statements.

Due to the COVID-19 pandemic, there is ongoing uncertainty and disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstance that would require an update to its estimates or assumptions or a revision of the carrying value of its assets or liabilities. These estimates and assumptions may change in the future, as new events occur and additional information is obtained.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include interest-bearing bank deposits, money market funds and other highly liquid investments with maturities of 90 days or less at the date of purchase.

The Company had restricted cash of $6.1 million and $5.4 million as of October 31, 2021 and January 31, 2021, respectively, which consisted of collateral money market accounts for the Company’s headquarters and other domestic office operating leases of $4.2 million and $4.3 million, performance guarantees required for the Company’s foreign sales activities of $1.6 million and $0.9 million and $0.3 million and $0.2 million in deposits related to the Company’s foreign operations as of October 31, 2021 and January 31, 2021, respectively.

A reconciliation of the Company’s cash and cash equivalents in the unaudited condensed consolidated balance sheets to cash, cash equivalents and restricted cash in the unaudited condensed consolidated statements of cash flows as of October 31, 2021 and January 31, 2021 is as follows:

	October 31,	January 31,
(in thousands)	2021	2021
Cash and cash equivalents	$58,989	$71,183
Restricted cash, current	309	375
Restricted cash, non-current	5,749	4,982

Total cash, cash equivalents and restricted cash	$65,047	$76,540

Restricted cash, current of $0.3 million and $0.4 million is included in prepaid expenses and other current assets as of October 31, 2021 and January 31, 2021, respectively.

Fair Value Measurement

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an “exit price”), in the principal or most advantageous market for that asset or liability in an orderly transaction between market participants on the measurement date.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

The Company measures fair value based on a three-level hierarchy of inputs, maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs when measuring fair value. A financial instrument’s level within the three-level hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three-level hierarchy of inputs is as follows:

Level 1: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions about current market conditions and require significant management judgment or estimation.

The Company’s assets and liabilities measured at fair value on a recurring basis consist of cash and cash equivalents, restricted cash, accrued liabilities, preferred stock warrant liabilities and convertible notes.

The fair value of cash, cash equivalents and accrued liabilities approximate the stated carrying value, due to the short time to maturity. The carrying amount of the Company’s outstanding debt approximates fair value as the debt bears a floating rate that approximates the market interest rate. The Company’s convertible notes and preferred stock warrant liability, where the values are based on valuation techniques that require inputs that are both unobservable and are significant to the overall fair value measurement, are classified as Level 3 under the fair value hierarchy. The fair value of these Level 3 financial liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation (Note 4). The Company measures certain non-financial assets including property and equipment, and other intangible assets at fair value on a non-recurring basis in periods after initial measurement in circumstances when the fair value of such assets are impaired below their recorded cost. As of October 31, 2021 and January 31, 2021 there were no material non-financial assets recorded at fair value.

Fair Value Option

The Company has elected the fair value option to account for its convertible notes. The Company records the convertible notes at fair value with changes in fair value recorded on the unaudited condensed consolidated statement of operations and comprehensive loss (Note 4). The primary reason for electing the fair value option is for simplification and cost-benefit considerations of accounting for the convertible notes at fair value versus bifurcation of the embedded derivatives. As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Repair and maintenance costs are expensed as incurred. Significant improvements that extend the useful life or add functionality to property and equipment are capitalized. Depreciation is computed once an asset is placed in service using the straight-line method over the estimated useful life of the asset, which is as follows:

Estimated useful life
(in years)
Computer equipment and purchased software	3
Office furniture, equipment and fixtures	5
Satellites	2.2 to 9
Ground stations and ground station equipment	3 to 10
Leasehold improvements	lesser of useful life or term of lease

Costs directly associated with design, construction, launch, and commissioning of satellites and systems are capitalized when the design and operation of the satellites and systems is at a sufficiently advanced stage such that the Company believes that recovery of the costs through future cash inflows is probable. The Company capitalizes material, labor and launch costs (including integration and launch insurance costs) that are incurred and necessary for the satellites to be placed into service. The Company depreciates the cost of a satellite over its estimated useful life, using the straight-line method of depreciation, once it is placed into service, which is when the Company determines that the satellites are providing imagery that meets the required quality specifications for sale to its customers.

The estimated useful life over which the Company depreciates a satellite is determined once the satellite has been placed into service. The initial determination of the satellite’s useful life involves the consideration of multiple factors, including design life, random part failure probabilities, expected component degradation and cycle life, fuel consumption (where applicable), and experience with satellite parts, vendors and similar assets.

At least annually, or more frequently, should facts and circumstances indicate a need, the Company performs an assessment of the remaining useful lives of its property and equipment including its satellites. The assessment for satellites evaluates satellite usage data, remaining fuel (where applicable), operational stresses and other factors that may impact the satellite’s expected useful life.

In February 2021, the Company completed an assessment of the useful lives of its satellites and adjusted the estimated useful life of certain satellites from 6 years to 9 years. This change in accounting estimate was effective beginning in fiscal year 2022.

In August 2021, additional information specific to a single high resolution satellite became available which indicated the useful life of the satellite will be less than originally estimated. The change in estimate for this satellite was accounted for prospectively beginning in August 2021.

The effect of these changes in estimate was a net decrease in depreciation expense of $13.7 million and a decrease in basic and diluted net loss per share attributable to common stockholders of approximately $0.45 for the nine months ended October 31, 2021. These changes in estimate are expected to result in a net decrease in depreciation expense of $17.6 million for the year ended January 31, 2022.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

Deferred Offering Costs

The Company has capitalized qualified legal, accounting and other direct costs related to the merger with dMY IV (see Note 1). Deferred offering costs are included in other assets on the balance sheets and were deferred until the completion of the merger with dMY IV on December 7, 2021, at which time they were deducted from additional paid-in capital. As of October 31, 2021, $6.3 million of deferred offering costs were capitalized within other assets.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”). Under Topic 606, the Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.

The Company derives its revenue principally from licensing rights to use imagery that is delivered digitally through its online platform in addition to providing related services. Imagery licensing agreements vary by contract, however, generally they have annual or multi-year contractual terms. The data licenses are generally purchased via a fixed price contract on a subscription or usage basis, whereby a customer pays for access to the Company’s imagery that may be downloaded over a specific period of time, or, less frequently, on a transactional basis, whereby the customer pays for individual content or archive access licenses. The Company’s imagery licensing agreements and service agreements are generally non-cancelable and do not contain refund-type provisions.

At contract inception, the Company assesses the product offerings in its contracts to identify performance obligations that are distinct. A performance obligation is distinct when it is separately identifiable from other items in a bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. To identify the performance obligations, the Company considers all of the product offerings promised in the contract.

Imagery licensing arrangements generally provide customers with the right to access imagery through the Company’s platform, download content on a limited or unlimited basis over the contractual period depending on the terms of the applicable contract, or provide both the right to access imagery and download content. The access to imagery through the Company’s online platform and the ability to download such imagery represent two separate performance obligations. As such, a portion of the total contract consideration related to access to continuously updated imagery content is recognized ratably on a straight-line basis over the term of the contract.

At contract inception, existing or archived imagery is available for download by the customer. The existing or archived imagery has significant standalone functionality and is not updated once licensed to a particular customer. As such, the portion of the contract consideration related to the download license of existing or archive imagery content is recognized as revenue at the commencement of the contract when control of the imagery is transferred, and the imagery is available for download by the customer. The portion of the contractual consideration related to the download of monitoring imagery content is recognized over the term of the contract utilizing a usage-based output measure of progress based on the download capacity specified in the contract. To the extent the number of downloads of the specified imagery content is unlimited, the contractual consideration related to downloads is recognized ratably on a straight-line basis over the term of the contract.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

When the Company’s contracts with customers contain more than a single performance obligation, management allocates the total contract consideration to each performance obligation on a relative SSP basis. The SSP is the price at which the Company would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. The Company determines SSP by considering its overall pricing practices and market conditions, including the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, price lists, historical sales, contract prices and customer relationships.

The Company also provides other services to customers, including professional services such as training, analytical services, research and development services to third parties, and other value-added activities related to imagery products. These revenues are recognized as the services are rendered, on a proportional performance basis for fixed price contracts or ratably over the contract term for subscription professional services contracts. Training revenues are recognized as the services are performed.

The Company recognizes revenue on a gross basis. The Company is the principal in the transaction as it is the party responsible for the performance obligation and it controls the product or service before transferring it to the customer.

Revenue excludes sales and usage based taxes where it has been determined that the Company is acting as a pass through agent.

The transaction price is the total amount of consideration that the Company expects to be entitled to in exchange for the product offerings in a contract. The prices of imagery licensing and other services are generally fixed at contract inception and therefore, the Company’s contracts do not contain a significant amount of variable consideration. From time to time, the Company may enter into contracts with its customers that provide a form of variable consideration, including a revenue share arrangement. For these arrangements, the Company estimates the variable consideration at the contract inception based on the most likely amount in a range of possible outcomes. The estimate of variable consideration is reassessed on a quarterly basis.

The Company typically bills in advance either quarterly or annually for contacts with terms of one year or longer. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the underlying performance obligations have been satisfied. Advance payments from customers have been categorized as current or non-current deferred revenue based on the expected performance date. The Company applied the practical expedient in Topic 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. The financing component of multi-year contracts were not significant.

Emerging Growth Company

The Jumpstart Our Business Startups Act of 2012 (‘‘JOBS Act’’) allows an emerging growth company (‘‘EGC’’) to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act allows emerging growth companies to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

private companies. The Company is an EGC and has elected to use the extended transition period under the JOBS Act until the earlier of the date that it is (i) no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The adoption dates discussed below, within the Recently Issued Accounting Pronouncements section, reflect this election.

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (ASU 2018-15), which clarifies the accounting for implementation costs in cloud computing arrangements. The Company adopted this guidance as of February 1, 2021, with no material impact on its unaudited condensed consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606, which amends ASC 808 to clarify when transactions between participants in a collaborative arrangement under ASC 808 are within the scope of the FASB’s new revenue standard, ASU 2014-09 (codified in Accounting Standards Codification (“ASC”) 606). The Company adopted this guidance as of February 1, 2021, with no material impact on its unaudited condensed consolidated financial statements.

3.	Revenue

Deferred Revenue

During the nine months ended October 31, 2021 and 2020, the Company recognized revenue of $35.3 million and $33.9 million, respectively, that had been included in deferred revenue as of January 31, 2021 and 2020, respectively.

Remaining Performance Obligations

The Company often enters into multi-year imagery licensing arrangements with its customers, whereby the Company generally invoices the amount for the first year of the contract at signing followed by subsequent annual invoices at the anniversary of each year. Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, which includes both deferred revenue and non-cancelable contracted revenue that will be invoiced and recognized in revenue in future periods. The Company’s remaining performance obligations were $154.8 million as of October 31, 2021, which consists of both deferred revenue of $55.0 million and non-cancelable contracted revenue that will be invoiced in future periods of $99.8 million. The Company expects to recognize approximately 68% of the remaining performance obligation over the next 12 months, approximately 92% of the remaining obligation over the next 24 months, and the remainder thereafter.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

Disaggregation of Revenue

The following table disaggregates revenue by major geographic region:

	Nine Months Ended October 31,
(in thousands)	2021	2020
United States	$39,293	$44,219
Norway	10,914	98
Canada	6,476	14,171
Rest of world	37,380	24,399

Total revenue	$94,063	$82,887

No single country in the Rest of world accounted for more than 10% of revenue for the nine months ended October 31, 2021 and 2020.

Costs to Obtain and Fulfill a Contract

Commissions paid to the Company’s direct sales force are considered incremental costs of obtaining a contract with a customer. Accordingly, commissions are capitalized when incurred and amortized to sales and marketing expense over the period of benefit from the underlying contracts. The period of benefit from the underlying contract is consistent with the timing of transfer to the performance obligations to which the capitalized costs relate, and is generally consistent with the contract term.

During the nine months ended October 31, 2021 and 2020, the Company deferred $1.2 million and $2.5 million of commission expenditures to be amortized in future periods. The Company’s amortization of commission expenditures was $1.7 million and $1.3 million for the nine months ended October 31, 2021 and 2020, respectively. As of October 31, 2021 and January 31, 2021, deferred commissions consisted of the following:

	October 31,	January 31,
(in thousands)	2021	2021
Deferred commission, current	$1,206	$1,030
Deferred commission, non-current	1,102	1,697

Total deferred commission	$2,308	$2,727

The current portion of deferred commissions are included in prepaid expenses and other current assets on the unaudited condensed consolidated balance sheets. The non-current portion of deferred commissions are included in other non-current assets on the unaudited condensed consolidated balance sheets.

4.	Fair Value of Financial Assets and Liabilities

Assets and liabilities recognized or disclosed at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their respective fair values.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis for recognition or disclosure purposes as of October 31, 2021 and January 31, 2021 by level within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.

	October 31, 2021
(in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents: money market funds	$37,535	$—	$—
Restricted cash: money market funds	5,875	—	—

Total assets	43,410	—	—

Liabilities
Convertible notes	—	—	109,953
Preferred stock warrant liability	—	—	14,047

Total liabilities	$—	$—	$124,000

	January 31, 2021
(in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents: money market funds	$50,449	$—	$—
Restricted cash: money market funds	5,165	—	—

Total assets	55,614	—	—

Liabilities
Convertible notes	—	—	101,212
Preferred stock warrant liability	—	—	11,359

Total liabilities	$—	$—	$112,571

The fair value of the Company’s money market funds is based on quoted active market prices for the funds and is determined using the market approach. There were no realized or unrealized gains or losses on money market funds as of October 31, 2021 and January 31, 2021.

The Company measures its convertible notes and preferred stock warrants at fair value based on significant inputs not observable in the market, which causes them to be classified as a Level 3 measurement within the fair value hierarchy. These valuations use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the convertible notes and preferred stock warrants related to updated assumptions and estimates are recognized within the unaudited condensed consolidated statements of operations and comprehensive loss.

The fair value of the convertible notes and preferred stock warrants may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

Level 3 Disclosures

The following table provides quantitative information associated with the fair value measurements of the Company’s Level 3 inputs:

	Fair Value as of October 31, 2021	Valuation Technique	Unobservable Input Description	Input
	(in thousands)

Convertible Notes	$109,953	Market approach	Probability of Conversion upon Business Combination	100%

			Discount for lack of marketability	5%

Preferred Stock Warrant Liability	14,047	Black-Scholes	Expected Term	8.4 years

			Volatility	60%

			Risk-free interest rate	1.49%

			Dividend yield	0%

		Market approach	Probability of Conversion upon Business Combination	100%

			Discount for lack of marketability	5%

	Fair value as of January 31, 2021	Valuation Technique	Unobservable Input Description	Input
	(in thousands)

Convertible Notes	$101,212	Probability-weighted	Estimated time to liquidation	0.2-.5 years

			Volatility	35.00%

			Discount Yield	16.00%

			Risk-free interest rate	0.06%

Preferred Stock Warrant Liability	11,359	Option Pricing Method	Term	0.5-1.75 years

			Volatility	60.00%

			Discount for lack of marketability	10%- 17%

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

The fair value of the convertible notes as of October 31, 2021 was estimated using a market approach. The fair value of the convertible notes as of January 31, 2021 was estimated using a probability- weighted hybrid method combining (i) an option pricing model, and (2) a discounted cash flow analysis. The significant unobservable inputs used in the fair value measurement of the Company’s convertible note are the probability of conversion upon business combination, discount for lack of marketability, estimated time to liquidation, volatility, discount yield and risk-free interest rates. Significant changes in the probability of conversion upon business combination, estimated time to liquidation, volatility and discount yield would result in significantly lower or higher fair value measurement, respectively.

The fair value of the preferred stock warrant liability as of October 31, 2021 was estimated using a market approach and the Black-Scholes option pricing model. As of January 31, 2021, the fair value of the preferred stock warrants was estimated using an option pricing model. The significant unobservable inputs used in the fair value measurement of the Company’s preferred stock warrant liabilities are probability of conversion upon business combination, volatility, term and discount for lack of marketability. Significant changes in the probability of conversion upon business combination and volatility would result in significantly lower or higher fair value measurement, respectively.

The following table presents changes in Level 3 liabilities measured at fair value for the nine months ended October 31, 2021 and 2020:

(in thousands)	Convertible Notes	Preferred Stock Warrant Liability
Fair value, January 31, 2020	$10,804	$3,849
Issuance	68,528	2,596
Extinguishment	(3,260)	—
Change in fair value	15,346	1,167

Fair value at end of period, October 31, 2020	$91,418	$7,612

Fair value, January 31, 2021	$101,212	$11,359
Change in fair value	8,741	2,688

Fair value at end of period, October 31, 2021	$109,953	$14,047

For the nine months ended October 31, 2021 and 2020, the changes in fair value of the convertible notes resulted from an increase in probability of conversion upon a business combination, an adjustment to the remaining period to the expected outcome and changes to the overall enterprise valuation. For the nine months ended October 31, 2021 and 2020, the changes in the fair value of the preferred stock warrant liability resulted from a change in probability of conversion upon a business combination, change in the estimated fair value of preferred stock and overall enterprise valuation.

Immediately prior to the Closing of the Business Combination, the convertible notes and certain preferred stock warrants converted into shares of the Company’s Class A Common Stock, see Note 1.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

5.	Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consists of the following:

	October 31,	January 31,
(in thousands)	2021	2021
Satellites*	$306,989	$302,577
Leasehold improvements	15,448	15,630
Ground stations and ground station equipment	12,648	12,560
Office furniture, equipment and fixtures	5,077	4,995
Computer equipment and purchased software	8,094	7,837

Total property and equipment, gross	348,256	343,599
Less: Accumulated depreciation	(210,245)	(183,744)

Total property and equipment, net	$138,011	$159,855

*	Satellites include $9.1 million and $13.3 million of satellites in process and not in service as of October 31, 2021 and January 31, 2021, respectively.

Interest expense associated with manufactured satellites was not material for the nine months ended October 31, 2021 and 2020.

Total depreciation expense for the nine months ended October 31, 2021 and 2020 was $28.1 million and $38.9 million, respectively, of which $24.5 million and $34.0 million, respectively, was depreciation expense specific to satellites.

Capitalized Internal-Use Software Development Costs

Capitalized internal-use software costs, net of accumulated amortization consists of the following:

	October 31,	January 31,
(in thousands)	2021	2021
Capitalized internal-use software	$35,370	$32,425
Less: Accumulated amortization	(24,897)	(20,431)

	$10,473	$11,994

Interest expense associated with capitalized internal-use software costs was not material for the nine months ended October 31, 2021 and 2020.

Amortization expense for capitalized internal-use software for the nine months ended October 31, 2021 and 2020 was $4.5 million and $5.5 million, respectively.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

Goodwill and Intangible Assets

Goodwill and Intangible assets consist of the following:

	October 31, 2021				January 31, 2021
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Carrying Amount
Developed technology	$8,070	$(7,311)	$(9)	$750	$8,070	$(6,869)	$(9)	$1192
Image library	11,983	(10,449)	44	1,578	11,430	(10,203)	104	1331
Customer relationships	3,280	(2,017)	9	1,272	3,280	(1,615)	9	1674
Trade names and other	3,755	(2,562)	39	1,232	3,755	(2,318)	39	1476

Total intangible assets	27,088	(22,339)	83	4,832	26,535	(21,005)	143	5,673

Goodwill	$86,587	$—	$1,806	$88,393	86,587	$—	$1,806	$88,393

Amortization expense for the nine months ended October 31, 2021 and 2020 was $1.3 million and $1.9 million, respectively.

There have been no material changes to the Company’s future amortization of intangible assets as of October 31, 2021.

Prepaid Expenses and Other Assets

Prepaid expenses and other current assets consist of the following:

	October 31,	January 31,
(in thousands)	2021	2021
R&D funding receivables (1)	$7,705	$—
Prepaid tax and withholding tax receivables	1,030	1,761
Prepaid satellite launch services	2,480	—
Deferred commissions	1,206	1,030
Deposits	727	667
Restricted cash	309	375
Other prepayments and receivables	5,611	3,301

Total prepaid expenses and other current assets	$19,068	$7,134

Other non-current assets consist of the following:

	October 31,	January 31,
(in thousands)	2021	2021
Deferred offering costs	$6,260	$—
Deferred commissions	1,102	1,697
Prepaid satellite launch services	1,473	772
Other non-current assets	142	515

Total other non-current assets	$8,977	$2,984

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

Accrued and Other Current Liabilities

Accrued liabilities and other current liabilities consist of the following:

	October 31,	January 31,
(in thousands)	2021	2021
Deferred R&D service liability (1)	$13,179	$8,208
Payroll and related expenses	3,873	3,229
Customer payable (2)	—	10,000
Deferred hosting costs	3,890	2,301
Deferred rent	2,160	2,215
Deferred offering costs	1,129	—
Accrued interest payable	616	616
Withholding taxes and other taxes payable	967	841
Other accruals	2,828	2,785

Total accrued and other current liabilities	$28,642	$30,195

(1)

In December 2020, the Company entered into a development services agreement, whereby the Company agreed to provide the technical knowledge and services to design and develop certain prototype satellites and deliver and test early data collected (the “R&D Services Agreement”). The R&D Services Agreement is unrelated to the Company’s ordinary business activities and provides for a fee of $40.2 million, to be paid to the Company as specified milestones are achieved over a three-year period. The Company has discretion in managing the activities under the R&D Services Agreement and retains all developed intellectual property. The Company has no obligation to repay any of the funds received regardless of the outcome of the development work; therefore, the arrangement is accounted for as funded research and development pursuant to ASC 730-20, Research and Development. As ASC 730-20 does not indicate the accounting model for research and development services, the Company determined the total transaction price is taken over the agreement term as a reduction of research and development expenses based on a cost incurred method. Through October 31, 2021, the Company has received $8.3 million under the R&D Services Agreement. As of October 31, 2021, the Company has the contractual right to receive an additional $7.7 million under the R&D Services Agreement, which is included in Prepaid expenses and other current assets. The deferred R&D service liability was $13.2 million and $8.2 million as of October 31, 2021 and January 31, 2021, respectively, which is included in accrued and other current liabilities.

(2)

Customer payable reflects consideration due to a customer as a result of a legal settlement agreement related to a revenue share arrangement. The customer payable was estimated at the inception of the contract and accounted for as a reduction in the customer’s transaction price.

6.	Commitments and Contingencies

Leases

The Company leases office space under various noncancelable operating leases with varying lease expiration dates through 2024. Certain leases contain renewal options for the Company to extend the lease term and escalation clauses. There have been no material changes to the Company’s future lease commitments as of October 31, 2021.

Rent expense for the nine months ended October 31, 2021 and 2020, net of sublease income of $0.2 million and $0.7 million, was $2.3 million and $2.2 million, respectively. Rent expense is recognized on a straight-line basis over the non-cancelable lease term.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

Launch and Ground Station

The Company has purchase commitments for future satellite launch services and ground station services, including leases, to be performed by third- parties subsequent to October 31, 2021. Future purchase commitments under noncancelable launch service and ground station service contracts as of October 31, 2021 as follows:

(in thousands)	Launch	Ground Station
Remainder of 2022	$1,025	$669
2023	800	2,422
2024	1,200	1,001
2025	—	693
2026	—	402
Thereafter	—	76

Total purchase commitments	$3,025	$5,263

Other

The Company has minimum purchase commitments for hosting services from Google through January 31, 2028. Future minimum purchase commitments under the noncancelable hosting service agreement as of October 31, 2021 are as follows:

(in thousands)
Remainder of 2022	$6,102
2023	25,378
2024	28,050
2025	30,120
2026	31,190
Thereafter	66,152

Total purchase commitments	$186,992

Contingencies

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims, individually or in the aggregate, that are expected to have a material adverse impact on its unaudited condensed consolidated financial statements as of each reporting period. From time to time however, the Company may have certain contingent liabilities that arise in the ordinary course of business activities including events arising from revenue contracts entered into by the Company. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

7.	Debt, Convertible Notes, and Warrants

Venture Loan Amendment

On June 21, 2019, the Company amended its 2017 loan Agreements with the Venture Lending & Leasing, Inc. (“Venture”), an affiliate of Western Technology Investment (the “Amendment”). Under the Amendment, the 2017 loans were bifurcated into two tranches: Tranche A, in an amount of $49.0 million, representing the remaining principal amount of the 2017 loans; and Tranche B, in an amount of $8.6 million, representing the 2017 loans

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

prepayment penalty. Tranche A was paid in full upon the execution of the Amendment. Tranche B, consisting of two separate subordinated contract liability instruments of $4.3 million each (“Tranche B”), remained outstanding. The Tranche B loans bear no interest, have no maturity date or prepayment schedule, and are subordinate to SVB & Hercules Loan (defined below) for any enforcement of a security interest or lien. At the option of the lenders, the Tranche B loans can be converted into Series D convertible preferred stock at any time. In addition, the Tranche B loans include conversion features conditioned on future rounds of preferred equity financing, and bridge financing. The Company cannot prepay the Tranche B loans. The Tranche B loans shall become due and payable in full upon an Acceleration Event (as defined in the Tranche B loans), which includes an event of default, a change in control, an initial public offering and liquidity event. The Tranche B loans also include optional prepayment and conversion features contingent upon additional debt issuance by the Company. The Company elected to apply the fair value option to the outstanding Tranche B loans. As such, the Tranche B loans are recognized at fair value with changes in fair value recognized in the condensed consolidated statements of operations and comprehensive loss.

In July 2021, the Company amended certain terms of its Venture Tranche B loans and certain terms of the warrants issued to Venture to provide for, among other things, (i) an amendment to the definition of an initial public offering to include the acquisition of the Company by a SPAC, (ii) immediately prior to the consummation of an initial public offering, the automatic conversion of the outstanding principal under the notes into bridge financing securities and (iii) immediately prior to the consummation of an initial public offering, the automatic exchange of the warrants for shares of the Company securities. The form of bridge financing securities to be issued are substantially in the same form as the Company’s amended 2020 Convertible Notes and would result in such bridge financing securities being converted into shares of common stock immediately prior to the Business Combination at a conversion price equal to the lesser of (i) the Capped Price immediately prior to the closing of the Business Combination or (ii) 80% of the value of consideration payable for each share of Class A common stock provided for in the Business Combination.

The amended terms of the Venture Tranche B loans were not considered substantially different than the original terms of such loans. As such, the Tranche B loans continue to be recognized at fair value pursuant to the fair value option. The Tranche B loans are classified as a current liability and measured at fair value (see Note 4) at each reporting date. The fair value at October 31, 2021 reflects changes in fair value as a result of the July 2021 amendment.

Immediately prior to the Closing of the Business Combination, the Venture Tranche B loans converted into shares of the Company’s Class A Common Stock, see Note 1.

SVB & Hercules Loan

The Company has a Credit Agreement with SVB and Hercules for a $50 million secured loan with an interest rate of 11.0% per annum (the prime rate plus 5.5%, minimum of 11.0%). The loan matures in June 2022. With the proceeds, the Company paid back $49.0 million of senior secured debt (the 2017 loans above). In connection with the loan, the Company issued warrants to the lenders and their affiliates for the purchase of 685,320 shares of the Company’s Class A common stock with an exercise price of $0.00002 per share with an expiration date of June 2029. Under the terms of the agreement, the Company is required to make interest-only payments until the maturity date of June 21, 2022. This maturity date is subject to a springing maturity condition, whereby, if 91 days prior to the June 21, 2022 maturity date of the 2020 Convertible Notes, the outstanding 2020 Convertible Note have not been converted into equity securities, the SVB & Hercules Loan will become due and payable, including interest and fees. Due to this springing maturity provision, the SVB & Hercules Loan is classified as a current liability as of October 31, 2021.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

On June 5, 2020, the Company obtained an additional $15 million secured loan from SVB and Hercules. The loan bears an interest rate of 11.0% per annum and matures on June 21, 2022, or 91 days prior to the maturity date of the 2020 Convertible Notes, described below, if the outstanding 2020 Convertible Notes have not been converted into equity securities. With the proceeds, the Company paid back $2.6 million, or 30% of the face value of Venture Tranche B. In connection with the loan, the Company issued warrants to the lenders and their affiliates for the purchase 250,780 shares of Class A common stock of the Company with an expiration date of June 2030.

Upon the Closing of the Business Combination, the outstanding principal, accrued interest and repayment fees of $67.1 million of the Credit Agreement with SVB and Hercules was repaid, see Note 1.

2020 Convertible Notes

During the year ended January 31, 2021, a Convertible Note and Warrant Purchase Agreement with certain investors, pursuant to which it sold warrants to purchase shares of Series D convertible preferred stock of the Company and unsecured convertible promissory notes (the “2020 Convertible Notes”). The 2020 Convertible Notes bear interest at a rate of 6.0% per annum, that compounds quarterly and matures on June 22, 2022. The principal amount of 2020 Convertible Notes issued is $71.1 million in aggregate. The Company issued warrants for the purchase of Series D convertible preferred stock, equal to 20% of the original principal amount of the notes, with an exercise price of $14.37544. The warrants expire on the tenth anniversary of the date of issuance. The number of shares of Series D convertible preferred stock issuable under the warrants is 989,528 in aggregate.

The 2020 Convertible Notes contain automatic conversion features in the event of the closing of the Company’s next sale of preferred stock occurring on or prior to the 2020 Convertible Notes’ maturity date resulting in gross proceeds in excess of at least $75.0 million (the “Next Equity Financing”). Upon closing of a Next Equity Financing, all outstanding principal and accrued interest under the 2020 Convertible Notes will automatically convert at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the Next Equity Financing and (ii) $2.5 billion divided by the Company’s capitalization (the “Capped Price”), immediately prior to the closing of the Next Equity Financing.

The 2020 Convertible Notes also contain an optional conversion feature upon an equity financing by the Company which does not constitute a Next Equity Financing (a “Non-Qualified Financing Conversion”). In the event of a Non-Qualified Financing Conversion, the 2020 Convertible Notes will be convertible at the option of the holder, into a series of capital stock issued in the Non-Qualified Financing at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the Non-Qualified Financing and (ii) the Capped Price.

In the event of a Change of Control, as defined in the 2020 Convertible Note agreement, prior to repayment in full and prior to the Next Equity Financing, at the option of the holder, either (i) the Company shall pay 200% of the then outstanding principal accrued interest, or (ii) shall convert into common stock of the Company at a conversion price equal to the Capped Price immediately prior to the closing of the Change of Control.

The Company elected to apply the fair value option to the outstanding 2020 Convertible Notes. As such, the 2020 Convertible Notes are recognized at fair value with changes in fair value recognized in the condensed consolidated statements of operations and comprehensive loss.

In July 2021, the Company amended certain terms of its 2020 Convertible Notes to provide for, among other things, the automatic conversion of the outstanding principal and accrued interest under the notes into shares of

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

common stock immediately prior to the Business Combination. The conversion price in such event is equal to the lesser of (i) the Capped Price immediately prior to the closing of the Business Combination or (ii) 80% of the value of consideration payable for each share of Class A common stock provided for in the Business Combination transaction.

The amended terms of the 2020 Convertible Notes were not considered substantially different than the original terms of such notes. As such, the 2020 Convertible Notes continue to be recognized at fair value pursuant to the fair value option. The 2020 Convertible Notes are classified as a current liability and measured at fair value (Note 4) at each reporting date. The fair value at October 31, 2021 reflects changes in fair value as a result of the July 2021 amendment.

Immediately prior to the Closing of the Business Combination, the 2020 Convertible Notes converted into shares of the Company’s Class A Common Stock, see Note 1.

As of October 31, 2021, the Company is in compliance with the covenants associated with each of the Company’s debt and credit facilities.

A summary of the Company’s debt balance and outstanding convertible notes as of October 31, 2021 is as follows:

	Net Carrying Value
	Current	Long-term	Principal Balance	Contractual Interest Rate	Maturity Date
(in thousands, except percentages)
Venture Tranche B	$7,841	$—	$6,035	—%	n/a
2020 Convertible Notes	102,112	—	71,125	6.0%	June 22, 2022
SVB & Hercules Loan	64,972	—	66,950	11.0%	June 21, 2022

The following table presents the interest expense related to the contractual interest coupon, the amortization of debt issuance costs and the amortization of debt discounts:

	Nine Months Ended October 31,
(in thousands)	2021	2020
Contractual interest coupon	$5,422	$4,869
Amortization of debt issuance costs	679	583
Amortization of debt discounts	1,649	1,383
Debt extinguishment gain	—	(673)

Total interest expense and extinguishment loss	$7,750	$6,162

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

As of October 31, 2021, future payments related to loan principal amounts due per fiscal year are as follows:

(in thousands)
Remainder of 2022:
2022	$—
2023	138,075
2024	—
2025	—
2026	—

Total loan principal due	138,075
Add: Venture Tranche B, principal balance	6,035
Add : Change in fair value of liabilities	35,390
Less: Amount representing discount accretion and warrant issued	(4,575)

Net carrying value of debt	$174,925

A summary of warrants issued in connection with the Company’s debt and convertible note agreements and outstanding as of October 31, 2021 is as follows:

	Number of Warrants Outstanding	Number of Warrants Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Term (in Years)
Warrants to purchase Class A Common Stock	936,100	936,100	$0.004	7.90
Warrants to purchase Series B Convertible Preferred Stock	497,010	497,010	5.030	3.33
Warrants to purchase Series D Convertible Preferred Stock	1,476,468	1,476,468	14.375	7.77

8.	Common Stock

Common stockholders are entitled to dividends when and if declared by the Board of Directors, subject to the prior rights of the convertible preferred stockholders. As of October 31, 2021, no dividends have been declared. The holders of the Class A Common Stock and the holders of the Class B Common Stock at all times vote together as one class on all matters. Each holder of shares of Class B Common Stock, which are held by the Company’s founders, is entitled to 10 votes for each share of Class B Common Stock, and each holder of shares of Class A Common Stock is entitled to 1 vote for each share of Class A Common Stock.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

9.	Preferred Stock

The Company has authorized 105,000,000 shares of preferred stock at October 31, 2021 and January 31, 2021.

Convertible preferred stock (“preferred stock”) outstanding at October 31, 2021 and January 31, 2021, consists of the following (in thousands except for shares and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Preference	Proceeds Net of Issuance Costs
A	30,000,000	26,072,555	$0.79	$20,522	$13,218
B	15,000,000	10,314,505	$5.03	51,883	51,792
C	14,436,335	13,756,905	$9.20	126,549	126,232
C prime	5,563,665	4,024,175	$11.04	44,422	44,422
D	40,000,000	31,514,850	$14.38	453,039	178,384

	105,000,000	85,682,990		$696,415	$414,048

10.	Related Party Transactions

As of October 31, 2021 and January 31, 2021, Google owned greater than 10% of the Company’s common equivalent shares through its total investment of 18,633,305 shares in Series D preferred stock.

In March 2020, Google purchased $10.0 million of 2020 Convertible Notes (Note 7). Upon issuance of the 2020 Convertible Note to Google, the Company also issued warrants to Google for the purchase of 139,126 shares of Series D preferred stock. As of October 31, 2021 and January 31, 2021, the outstanding principal and accrued interest associated with the 2020 Convertible Notes held by Google was $11.0 million and $10.5 million, included in Convertible notes, current and non-current, on the Company’s unaudited condensed consolidated balance sheet.

In 2017, the Company and Google entered into a five year content license agreement under which Google licensed content covering Google’s specified areas of interest. The contract automatically renews for one additional year if the parties fail to fulfill their respective obligations at the end of year 5. As of October 31, 2021 and January 31, 2021, the deferred revenue balance associated with the content license agreement was $15.2 million and $20.8 million, respectively. For the nine months ended October 31, 2021 and 2020, the Company recognized revenue of $5.6 million and $9.5 million, respectively, related to the content license agreement.

In addition, the Company purchases hosting and other services from Google, of which $17.0 million and $10.3 million is deferred as of October 31, 2021 and January 31, 2021, respectively. The Company recorded hosting expense of $13.7 million and $9.5 million during the nine months ended October 31, 2021 and 2020, respectively. As of October 31, 2021, the Company’s accounts payable and accrued liabilities balance related to hosting and other services provided by Google was $1.9 million. As of January 31, 2021, no amounts were due for such services. On June 28, 2021, the Company amended the terms of its hosting agreement with Google. The amendment, among other things, increases the aggregate purchase commitments to $193.0 million. The amended agreement commenced on August 1, 2021 and extends through January 31, 2028. See Note 6 for future Google hosting purchase commitments, including the amended commitments as of October 31, 2021.

11.	Stock Incentive Plans

In December 2011, the Company adopted the 2011 Stock Incentive Plan (the “Plan”). The Plan provides for the granting of stock options and RSUs to employees, consultants, and advisors of the Company. Options granted

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

under the Plan may be either incentive stock options (“ISO”) or nonqualified stock options (“NSO”). ISOs may be granted only to Company employees including officers and directors who are also employees. NSOs may be granted to Company employees, consultants, and advisors. As of October 31, 2021, 36,274,025 shares of common stock are reserved for future issuance under the Plan.

Options under the Plan have a contractual life for periods of up to ten years (or five years if granted to a 10% stockholder). Options granted generally vest over four years.

A summary of stock option activity under the Plan is as follows:

	Options Outstanding
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Aggregate Intrinsic Value (in thousands)
Balances at January 31, 2021	25,620,937	$4.88	7.21
Exercised	(2,749,340)	9.02
Granted	7,957,396	13.92
Forfeited	(1,767,093)	5.88

Balances at October 31, 2021	29,061,900	$6.90	7.17	$264,080

Vested and exercisable	17,187,395	$4.56	5.89	$196,513

The intrinsic value of options exercised during the nine months ended October 31, 2021 and 2020 was $13.7 million and $5.1 million, respectively.

The weighted-average grant date fair value of options granted during the nine months ended October 31, 2021 and 2020 was $5.81 and $2.60 per share, respectively. As of October 31, 2021, total unrecognized compensation costs related to stock options were $53.9 million. These costs are expected to be recognized over a period of approximately 3.43 years.

The fair value of the employee stock options granted during the nine months ended October 31, 2021 and 2020 was estimated using the following assumptions:

	Nine Months Ended October 31,
	2021	2020
Weighted-average expected term (years)	2.62 - 7.32	5.08 - 6.65
Expected volatility	42.45% - 48.39%	42.45% - 44.28%
Risk-free interest rate	0.37% - 1.23%	0.31% - 0.46%
Dividend yield	0.00%	0.00%

The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company uses the simplified method to determine its expected term because it does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group. The risk-free rate assumption is based on the

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

Early Exercises of Stock Options

The Plan allows for the early exercise of stock options for certain individuals as determined by the Company’s Board of Directors. Shares of common stock issued upon early exercises of unvested options are not deemed, for accounting purposes, to be issued until those shares vest according to their respective vesting schedules and accordingly, the consideration received for early exercises is initially recorded as a liability and reclassified to common stock and additional paid-in capital as the underlying awards vest. Stock options that are early exercised are subject to a repurchase option that allows the Company to repurchase within ninety days of an individual’s termination for any reason, any unvested shares of such individual for a repurchase price equal to the lesser of the then-current fair market value of a share and the amount previously paid by the individual for such unvested shares. As of October 31, 2021, the Company had $17.0 million recorded in accrued and other current liabilities for early exercise of unvested stock options, and the related number of unvested shares subject to repurchase was 1,140,000.

Stock-Based Compensation

Stock-based compensation expense related to options granted to employees and nonemployees was recognized as follows:

	Nine Months Ended October 31,
(in thousands)	2021	2020
Cost of revenue	$688	$585
Research and development	4,582	2,898
Sales and marketing	1,959	1,193
General and administrative	5,904	6,805

Total expense	$13,133	$11,481
Capitalized internal-use software development costs	(514)	(392)

Total stock-based compensation expense	$12,619	$11,089

Restricted Stock Units

A summary of RSU activity under the Plan is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Balances at January 31, 2021	1,085,610	$6.09
Granted	2,531,752
Forfeited	(132,359)	$7.30

Balances at October 31, 2021	3,485,003	$11.99

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

An RSU will vest on the first date upon which both the service-based requirement and the liquidity event requirement are satisfied. Service-based requirement generally requires four years continuous service from a vesting commencement date. The liquidity event requirement will be satisfied as to any then outstanding RSUs on the first to occur of: (1) a change of control where the consideration paid for the Company’s Common Stock is cash, equity securities that are publicly traded, or a combination of both (such Change of Control, a “Qualifying Change of Control”); or (2) the effective date of an IPO (together, a “Liquidity Event”). In order for the liquidity event requirement to be satisfied, the Liquidity Event must occur on or before the seven year anniversary of the date of grant (the “Liquidity Event Deadline”). No RSUs will vest, and no shares allocated to the RSUs shall be issued, unless a Liquidity Event occurs on or before the Liquidity Event Deadline. As such, there were no RSUs vested as at October 31, 2021, and no stock-based compensation expense related to RSUs was recognized for the nine months ended October 31, 2021 and 2020. As of October 31, 2021, there was approximately $41.8 million of unrecognized stock-based compensation expense related to RSUs, of which, approximately $13.3 million related to RSUs which had met the service-based condition and would be recognized upon a Liquidity Event.

12.	Income Taxes

The Company recorded income tax expense of $0.8 million and $0.6 million for the nine months ended October 31, 2021 and 2020, respectively. For the nine months ended October 31, 2021 and 2020, the income tax expense was primarily driven by the current tax on foreign earnings. The effective tax rates for the nine months ended October 31, 2021 and 2020 differed from the federal statutory tax rate primarily due to the valuation allowance on the majority of its U.S. and foreign deferred tax assets and foreign rate differences.

The Company evaluates its tax positions on a quarterly basis and revises its estimates accordingly. Gross unrecognized tax benefits were $5.4 million and $4.7 million as of October 31, 2021 and January 31, 2021, respectively. The gross unrecognized tax benefits, if recognized, would not affect the effective tax rate due to the valuation allowance against the deferred tax assets. The Company determined that no accrual for interest and penalties was required as of October 31, 2021 and January 31, 2021 and no such expenses were incurred in the periods presented.

The Company does not anticipate the total amounts of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

The Company files U.S. federal, various state and foreign income tax returns. The Company is not currently under audit by any taxing authorities. All tax years remain open to examination by taxing jurisdictions to which the Company is subject.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

13.	Net Loss Per Share Attributable to Common Stockholders

The Company computes earnings (loss) per share of the Class A common stock and Class B common stock using the two-class method required for participating securities. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A common stock and Class B common stock (amounts in thousands, except share and per share amounts):

	Nine Months Ended October 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(91,159)	$(89,605)
Denominator:
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	30,264,402	28,640,817

Basic and diluted net loss per share attributable to common stockholders	$(3.01)	$(3.13)

Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.

Planet Labs Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nine Months Ended October 31, 2021 and 2020

The following table presents the potential common stock outstanding that was excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Nine Months Ended October 31,
	2021	2020
Convertible Preferred Stock	85,682,990	85,682,990
Warrants to purchase Series B Convertible Preferred Stock	497,010	497,010
Warrants to purchase Series D Convertible Preferred Stock	1,476,468	1,476,468
Convertible notes	5,285,711	4,680,515
Common stock options	29,061,900	23,894,808
Restricted Stock Units	3,485,003	1,085,610
Early exercised common stock options, subject to future vesting	1,140,000	—

	126,629,082	117,317,401

14.	Subsequent Events

The Company has evaluated subsequent events through December 13, 2021, which is the date the unaudited condensed consolidated financial statements were available to be issued.

On November 9, 2021, the Company entered into a sale and purchase agreement with VanderSat Holding B.V., a limited liability company incorporated under the laws of the Netherlands, to acquire all of the equity interest of VanderSat B.V. (“VanderSat”) (the “VanderSat Purchase Agreement”). VanderSat is a provider of advanced earth data and analytics. On December 13, 2021, the Company completed the acquisition. The consideration consisted of approximately $10.2 million in cash, as adjusted per the terms of the VanderSat Purchase Agreement, and 1,900,739 shares of Class A common stock of Planet Labs PBC. The acquisition is expected to be accounted for as a business combination. The allocation of purchase price, including the fair value of assets acquired and liabilities assumed as of the acquisition date has not been completed.

In November 2021, the Company amended certain terms of certain warrants for the purchase of Series D convertible preferred stock issued in connection with the 2020 Convertible Notes. The amendments include, among other things, (i) an amendment to the definition of an initial public offering to include the acquisition of the Company by a SPAC and (ii) immediately prior to the consummation of an initial public offering, the automatic exchange of the warrants for shares of the Company securities.

On December 7, 2021, the Company completed the Business Combination with dMY IV and certain other related transactions, see Note 1.